EXHIBIT 99.1
Press Release
Affymetrix signs contract with UK Biobank to genotype 500,000 UK individuals in the largest ever study of genetic and environmental factors in disease and personalized medicine.
Santa Clara, Calif., March 22, 2013 – Affymetrix, Inc. (NASDAQ: AFFX) today announced that it has signed a contract with UK Biobank to genotype 500,000 DNA samples donated by UK residents as part of a prospective epidemiological study of complex diseases that are of great relevance to public health. Affymetrix' Axiom® Genotyping Solution will be used to generate billions of high-quality genotypes which will provide UK Biobank and the research community with valuable insight to genetic factors underlying human diseases for improved prevention, diagnosis, and treatment of conditions such as heart disease, cancer, and diabetes.
Professor Rory Collins, UK Biobank CEO and Principal Investigator said: "UK Biobank is pleased to join forces with Affymetrix for this next phase of the UK Biobank project. The two organizations will work closely together to ensure that world class data are provided quickly and securely to help scientists working on the causes of a wide range of life-threatening and disabling diseases. I urge health scientists everywhere to think carefully about how this resource could be used to help their research, and to register with UK Biobank. I am also very grateful to the half a million participants whose generosity and vision for the future has allowed this resource to grow."
 "We are honored to partner with UK Biobank on this mission critical research initiative," said Dr. Frank Witney, President and CEO of Affymetrix. "Earlier this year, we outlined our strategy to broaden our reach into the translational medicine, molecular diagnostics, and applied markets as part of our long-term transformation plan.  This partnership reflects our efforts to strengthen our position in the growing translational medicine market and our commitment to work with visionary organizations such as the UK Biobank to produce the next generation of biological information that will improve healthcare. "
 "Large scale genotyping studies such as the one undertaken by UK Biobank demand a flexible and scalable genomics analysis technology that produces a large amount of high quality data quickly, consistently, and cost-effectively.  The unmatched flexibility, array reproducibility, and advanced design capabilities were key factors in UK Biobank adopting the Axiom Genotyping Solution. These platform capabilities have become increasingly important for genotyping studies in both the human and agbio markets as requirements shift away from very high-density, standardized designs toward customized high-fidelity arrays. We are very proud that our Axiom Genotyping Solution has been chosen for this incredibly important project," said Dr. Andy Last, EVP and General Manager of Genetic and Clinical Applications at Affymetrix.
Affymetrix expects to begin delivering data for the study towards the end of 2013.  Affymetrix does not expect revenue from this contract to have a material impact in 2013, as it will start to recognize revenue in the latter part of this year, with the majority of the revenue expected to be recognized in 2014.
About UK Biobank:
UK Biobank is a major national health resource, and a registered charity in its own right, with the aim of improving the prevention, diagnosis and treatment of a wide range of serious and life-threatening illnesses – including cancer, heart diseases, stroke, diabetes, arthritis, osteoporosis, eye disorders, depression and forms of dementia. UK Biobank recruited 500,000 people aged between 40-69 years in 2006-2010 from across the country to take part in this project. They have undergone measures, provided blood, urine and saliva samples for future analysis, detailed information about themselves and agreed to have their health followed. Over many years this will build into a powerful resource to help scientists discover why some people develop particular diseases and others do not.
About Affymetrix
Affymetrix' technologies are used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and non-profit research institutes. More than 2,300 microarray systems have been shipped around the world and more than 48,000 peer-reviewed papers have been published citing our technologies. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, San Diego, Vienna and Singapore. The Company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe, Asia, and Latin America. For more information about Affymetrix, please visit www.affymetrix.com.
To learn more about Axiom Genotyping Solutions for human biobanks and other large sample collections, please visit www.affymetrix.com/axiombiobank.
PLEASE NOTE: Affymetrix®, the Affymetrix logo, Axiom®, GeneTitan® and all other trademarks are the property of Affymetrix, Inc. All other trademarks are the property of their respective owners.
Products mentioned in this release are for research use only. Not for diagnostic procedures.
SOURCE: Affymetrix, Inc.
Forward-looking statements
All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies," or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2012, and other Securities and Exchange Commission reports for subsequent quarterly periods and include but not limited to (1) risks relating to Affymetrix' ability to perform its obligations under the contract, such as delays in the receipt of samples, and (2) risks that the contract could terminate early.
Affymetrix, Inc.
Media Contact:
Mindy Lee-Olsen
Vice President, Marketing Services
+ 1 408-731-5523
mindy_lee-olsen@affymetrix.com

OR

Investor Contact:

Doug Farrell
Vice President, Investor Relations
+1 408-731-5285
doug_farrell@affymetrix.com

UK Biobank
Media Contact:
Andrew Trehearne
Head of Communications
+44 1865 743960
andrew.trehearne@ukbiobank.ac.uk